Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL OUTLOOK

STAMFORD, CT. December 12, 2006 — Hexcel Corporation (NYSE/PCX: HXL), today discussed its outlook for 2007 and strategic direction for the future.

Chief Executive Officer Comments

Mr. David Berges summarizing Hexcel’s prospects commented, “While the A380 delay and Ballistics decline were short-term disappointments in 2006, Hexcel is well underway in taking the necessary actions to capitalize on the strong long-term outlook for advanced composites.  2007 will be a transformative year for Hexcel.  We are making progress with our portfolio review, including the potential divestiture of non-core assets, and the realignment of our organization into a single business unit focused on advanced composites.  Carbon fiber is the essential building block of this focus and the first phase of our carbon capacity expansion is expected to be available for production early in the new-year. The subsequent commissioning our second new line by the end of 2007 will keep us well positioned for the premium fiber demand to come.”

“We are now feeling the impact of the A380 delays and expect this to continue through next year.  In Ballistics, we have recently received some significant new orders and are beginning to ramp-up production to support this growth, but the year-over-year comparisons in this market will be tough until the second quarter of 2007. Otherwise, our core markets are all expected to have double digit growth next year. As we look beyond 2007, we expect that commercial aerospace growth will accelerate as production builds for the Boeing 787 and Airbus A380 followed by the introduction of the Boeing 747-8 and Airbus A350; each having significantly more composite content than the planes they replace.  With the globalization of demand for renewable energy, we also anticipate that wind turbine installations will continue their trend of strong growth.”

“The lower revenues resulting from the A380 push-out will negatively affect performance comparisons this quarter and the first half of 2007.  In addition, we will incur restructuring costs related to the reshaping of our organization and addressing stranded costs from our portfolio review.  Nevertheless, assuming the completion of our planned actions, we would expect a combination of improved mix, restructuring savings and additional carbon fiber sales to contribute to another year of margin expansion in 2007.”

“More importantly, our long-term positioning should be greatly improved.  With Airbus having announced that the A350 will have a composite fuselage and wing, and Boeing enjoying strong orders for the 787, we expect demand for intermediate modulus (IM) carbon fiber to grow dramatically in the years to come.  Hexcel has been the leader in IM carbon fiber since its introduction in 1986 and should be one of the primary beneficiaries of this trend.  Our financial condition and access to capital, especially after the divestitures, will be more than adequate to support continued capacity expansion required for the long-term growth we see in aerospace markets.  Increasing capacity to meet that demand will also provide the scale and flexibility necessary to pursue additional opportunities for premium fibers in industrial markets requiring high performance carbon fiber composite materials, such as deep water oil drilling, high speed centrifuges, pressure vessels and other emerging applications.  These are opportunities that represent the potential for significant medium and long-term growth for Hexcel in markets beyond aerospace and wind turbines.”

Revenue Outlook

•                  Commercial Aerospace.  With continued increases in commercial aircraft production, Hexcel’s revenues tied to Boeing and other commercial aircraft programs are anticipated to grow more than 10% in 2007.  With the push-out of the A380, revenues from Airbus programs are likely to be lower than in 2006, particularly in the first half of 2007 when the growth in aircraft production is unlikely to offset the revenues we saw from the A380 program in 2006.  As a result, total 2007 commercial aerospace revenues are projected to be flat to slightly up over 2006, but should strengthen as we move into 2008.  Hexcel will then see the benefit of the ramp-up in Boeing 787 and Airbus A380 production as well as projected line rate increases in other programs.

•                  Space & Defense.  After slowing in 2006 as some customers corrected inventories, Space & Defense revenues should return to their long-term growth rate of about 10% annually in 2007.

•                  Industrial.  Led by the continued growth in wind energy revenues and increased recreational sales as carbon fiber supply eases, growth rates in Industrial revenues should be in the mid-teens.

•                  Non-Core Businesses (Reinforcements excluding Reinforcements for Composites).  Revenues from Ballistic, Electronics, Architectural and General Industrial reinforcement applications are projected to grow significantly in 2007 led by higher ballistic revenues due to increased funding by Congress for military body armor.  As previously disclosed, our portfolio review involves more than one potential transaction and we hope to conclude the process during the first quarter or early in the second quarter of 2007.

•                  Consolidated Revenues.  The growth in all our major markets will be moderated by the impact of lower A380 sales in 2007 compared to 2006.  Taking this factor into consideration, 2007 consolidated revenues are anticipated to grow in a range of 5-10% year-on-year assuming the Euro and British pound exchange rates for the year of 2007 are comparable to 2006.  Upon the conclusion of our portfolio review, prior period consolidated revenues will need to be adjusted for any divestitures in comparing year-on-year performance.

Margins

•                  Hexcel should continue to improve its percentage gross and operating margins through leverage on incremental sales, productivity gains, cost reduction actions, carbon fiber expansion and mix improvements that result from its portfolio realignment.  In 2007, Hexcel is targeting to expand gross margins over the course of the year to 23-24% of sales and operating margins (excluding business consolidation & restructuring expense) to 11-12% of sales.

Business Consolidation & Restructuring Expense

•                  To implement its strategy of focusing on opportunities for advanced composites, Hexcel is in the process of realigning its organization into a single business and addressing stranded costs that will result from divestitures associated with its portfolio alignment.  The business consolidation & restructuring expenses associated with these activities are estimated to be in the range of $8 to $9 million of which $6 to $7 million will be recognized in the fourth quarter of 2006 and the balance to be recognized in 2007.  The Company expects the aggregate benefits from these actions to payback the total restructuring expense in two years or less from the date of completion.

•                  Business consolidation & restructuring for the fourth quarter, 2006 will also include the continuing costs associated with the Livermore, CA and Washington, GA plant closures.  Total business consolidation & restructuring expense for the fourth quarter, 2006 is anticipated to be in a range of $8 to $10 million.  2007 full year expense is estimated to be in a range of $5 to 7 million which includes the balance of the 2006 program expenses and the cost of demolishing the Livermore, CA plant prior to the sale of the facility.

Additional guidance for 2007 is provided in the attached exhibit.

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Hexcel Corporation is a leading advanced structural materials company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

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Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in the market segments the Company serves (including increases in production of commercial aircraft, the impact of the delay in the Airbus A380 program, the benefit of the Boeing 787 and the Airbus A380 offering increased composite penetration, the growth in revenues from space & defense, wind energy and recreation applications, demand for military soft body armor and the trend in revenues from electronics, ballistics, architectural and general industrial reinforcement fabric applications); the 2007 outlook for sales growth; projected business consolidation & restructuring expenses; 2007 FAS 123R expense; depreciation expense; interest expense; the estimated effective tax rate; the weighted average number of common shares outstanding; 2007 capital expenditures; changes in debt, net of cash; the Company’s expectations for percentage gross and operating margins in 2007; the Company’s focus on maintaining and improving margins; the results of the Company’s portfolio review and the outcome and timing of potential divestitures that result from that review.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates.  Additional risk factors are described in the Company’s filings with the SEC.  The Company does not undertake an obligation to update its forward-looking statements to reflect future events.

Contact Information
Investors:	Media:
Stephen C. Forsyth	Michael Bacal
(203) 969-0666 ext. 425	(203) 969-0666 ext. 426
stephen.forsyth@hexcel.com	michael.bacal@hexcel.com

Hexcel Corporation

Additional 2007 Guidance

•                  Stock Based Compensation. Pre-tax expense for 2007 stock based compensation is estimated to be in a range of $11 to $13 million.  As in 2006, the expense will be highest in the first quarter and decline over the remaining three quarters of the year.

•                  Depreciation Expense.  Depreciation expense for 2007 is estimated to be in a range of $47 to $49 million including about $5 million associated with the businesses subject to potential divestiture.

•                  Interest Expense.  Interest expense in 2007, prior to the benefit of any proceeds from the potential divestitures, is anticipated to be at an annualized rate of about $30 million.

•                  Tax Rate.  The estimated 2007 effective tax rate for the Company’s consolidated pre-tax earnings is in a range of 38% to 40%.   Hexcel’s effective tax rate is sensitive to the mix of taxable income from its U.S. and European operations.

•                  Basic and Diluted Shares Outstanding.  The number of basic common shares outstanding at the beginning of 2007 is expected to be in the order of 94 million.  The diluted shares count during 2007 will likely be in a range of 95.5 to 96.5 million.

•                  Capital Spending.  Capital expenditures for 2007 are projected to be similar to 2006 but actual spending will depend upon progress on new carbon fiber opportunities and the growth in demand from wind turbine applications throughout the year.  Current expenditure projects for 2007 include the Spanish carbon fiber line, additional prepreg capacity for wind and aerospace applications as well as equipment necessary to support demand for new products such as HexMC® and AcousticCore™.

•                  Total Debt, Net of Cash.  Net cash flows provided by operations for 2007 are expected to fund the Company’s capital expenditures for the year. The Company’s total debt, net of cash will be reduced by the proceeds from any divestitures completed.